Exhibit 99.1

Investor Contact:
Mark Barnett
614 249-8437

Media Contact:
Erica Lewis
614 249-0184

February 8, 2007

Nationwide Financial Reports Fourth Quarter Results

Fourth quarter total sales increased 28 percent versus 2005;

full-year net income improved 19 percent

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported fourth quarter 2006 net income of $154.2 million, or $1.03 per diluted share, compared with fourth quarter 2005 net income of $130.3 million, or $0.85 per diluted share.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which the Company believes enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures, and the substantive reasons why the Company believes presentation of these non-GAAP financial measures provides useful information to investors regarding its financial condition and results of operations. The table on the top of page 11 reconciles net operating earnings to net income, including the related diluted per share amounts for the periods indicated.

“We made great progress during 2006, accomplishing the strategic objectives we set forth at the beginning of the year – restoring variable annuity sales momentum, building new capabilities and improving capital efficiency,” said Jerry Jurgensen, chief executive officer.

“As we look forward, our focus will be on accelerating growth and optimizing our business mix to significantly improve our earnings and return potential. We expect that the improvements we’ve made to our core operations, combined with an increasingly more efficient capital structure, will result in a modest improvement to our run-rate financial performance during 2007, and more meaningful acceleration in operating EPS and ROE growth during 2008,” Jurgensen said.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2006 earnings — 2

Highlights from the quarter:

Fourth quarter 2006 net operating earnings were $144.7 million, or $0.97 per diluted share, compared to net operating earnings of $152.3 million, or $0.99 per diluted share, for the same period a year ago. Increased asset fees, driven by strong equity market performance and improved net flows in each of the business segments, were offset by increased operating expenses and lower spread income.

	Three months ended December 31,
(in millions)	2006	2005	Change
	(Unaudited)	(Unaudited)
Net income	$154.2	$130.3	18%
Net income per diluted share	$1.03	$0.85	21%

Net operating earnings	$144.7	$152.3	-5%
Net operating earnings per diluted share	$0.97	$0.99	-2%

Sales	$5,043.6	$3,950.3	28%
Net flows	2,012.8	(233.5)	n.m.
Total revenues	1,127.3	1,094.7	3%
Total operating revenues	1,114.3	1,091.0	2%

Customer funds managed and administered	$174,891.1	$155,612.9	12%
Total assets	$119,411.6	$116,159.9	3%
Shareholders’ equity excluding AOCI*	$5,506.4	$5,249.7	5%
Net operating return on average equity excluding AOCI	10.5%	11.7%	n.m.
Book value per diluted share excluding AOCI	$37.72	$34.42	10%

*	Accumulated Other Comprehensive Income (AOCI)

Total sales for the company increased 28 percent compared to a year ago, as sales through non-affiliated and affiliated distribution channels increased by 42 percent and 8 percent, respectively. The non-affiliated distribution channel reported sales gains across all business segments with variable annuity sales increasing 65 percent compared to the fourth quarter last year. Affiliated distribution channel sales growth was driven primarily by higher retirement plans sales.

Total net inflows, or customer deposits net of withdrawals, were $2.0 billion in the fourth quarter of 2006 compared to net outflows of $233.5 million in the fourth quarter of 2005. The improved cash flows were driven by improved sales of variable annuities, retirement plans and an increase in large case corporate owned life insurance (COLI) deposits.

Total revenues increased 3 percent in the quarter compared to the same period a year ago. The increase was driven by 2 percent growth in operating revenues as higher account values and improved net flows resulted in higher asset based fee revenue, partially offset by lower net investment income.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2006 earnings — 3

Book value per diluted share, excluding accumulated other comprehensive income (AOCI), increased 10 percent to $37.72 per diluted share compared to $34.42 per diluted share on December 31, 2005.

Operating return on average equity (as defined in Exhibit 3), excluding AOCI, was 10.5 percent for the quarter compared to 11.7 percent in the fourth quarter of 2005.

Highlights from the year:

Full-year 2006 net income increased 19 percent to $713.8 million, or $4.74 per diluted share, compared to $598.7 million, or $3.90 per diluted share, for the full-year 2005.

Net operating earnings for full-year 2006 increased 16 percent to $707.9 million, or $4.70 per diluted share, compared to $612.0 million, or $3.98 per diluted share, in 2005. The Company recognized earnings of $113.1 million and $37.9 million in 2006 and 2005, respectively, related to separate account dividends received deductions (DRD) and associated tax adjustments. Excluding these items, net operating earnings increased 4 percent year-over-year.

	Twelve months ended December 31,
(in millions)	2006	2005	Change
	(Unaudited)	(Unaudited)
Net income	$713.8	$598.7	19%
Net income per diluted share	$4.74	$3.90	22%

Net operating earnings	$707.9	$612.0	16%
Net operating earnings per diluted share	$4.70	$3.98	18%

Sales	$19,085.8	$16,786.1	14%
Net flows	2,953.7	1,643.8	80%
Total revenues	4,415.5	4,307.9	2%
Total operating revenues	4,416.1	4,289.7	3%

Customer funds managed and administered	$174,891.1	$155,612.9	12%
Total assets	$119,411.6	$116,159.9	3%
Shareholders’ equity excluding AOCI	$5,506.4	$5,249.7	5%
Net operating return on average equity excluding AOCI	13.1%	12.2%	n.m.
Book value per diluted share excluding AOCI	$37.72	$34.42	10%

Full-year 2006 sales increased 14 percent to $19.1 billion compared to $16.8 billion during 2005. The improvement was driven primarily by a 36 percent year-over-year increase in variable annuity sales and an 8 percent increase in retirement plan sales.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2006 earnings — 4

Net inflows for 2006 were $3.0 billion compared to $1.6 billion during 2005. An $814.7 million improvement in variable annuity net flows, along with a higher level of medium-term note issuances in the current year and higher COLI deposits, were partially offset by increased withdrawals.

Full-year 2006 operating revenue increased 3 percent to $4.4 billion from $4.3 billion in 2005. Increased asset based fees, driven by variable account asset growth, was partially offset by reduced net investment income.

Operating return on average equity (as defined in Exhibit 3), excluding AOCI, was 13.1 percent for 2006 compared to 12.2 percent for 2005. Excluding the aforementioned DRD impact in both periods, the operating return on average equity, excluding AOCI, was 11.2 percent in 2006 compared to 11.4 percent in the prior year.

“A year ago, we outlined the key issues that were impacting our performance and a plan of action to overcome those challenges,” said Mark R. Thresher, president and chief operating officer. “Over the course of the past year, we made great progress on that plan, and enhanced our foundation for future success. We strengthened our product portfolio across all of our businesses, achieved dramatic improvement in variable annuity sales, implemented a more robust and integrated distribution platform, made significant investments in new capabilities that are important to our future and returned almost $550 million to shareholders through dividends and share repurchases.”

Another important aspect of improving Nationwide Financial’s core performance, Thresher said, is around expense management. During 2006, the company aggressively managed its expense base to take cost out where appropriate and redirect spending toward higher return business or investments in its future. “While those investments tempered earnings growth in 2006, we expect these investments to increase earnings growth and returns in subsequent years,” Thresher noted.

Although fourth quarter expenses were significantly higher than in prior periods, the increase was the result of several factors, including some unusual items, seasonally higher operating expenses, higher production-related variable expenses and higher investment spend, Thresher said.

Accordingly, fourth quarter expenses should not be considered as the basis for a 2007 run rate, he added. “While we do expect our total expenses to be higher in 2007, the incremental spending will primarily be related to higher production and new growth initiatives such as the Nationwide Bank and the purchase and integration of the retail mutual fund operations we announced earlier this week – initiatives that will drive incremental revenue as well,” he said.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2006 earnings — 5

He noted that Nationwide Financial’s planned 2007 core operating expenses are only modestly higher than core 2006 levels. All of these elements are factored into the company’s 2007 outlook, which anticipates some modest improvement in run-rate financial performance, Thresher added.

Operating Segment Fourth Quarter Financial Highlights

Nationwide Financial reports its results in three primary business segments: individual investments, retirement plans and individual protection. Following are the financial highlights and a discussion of the results for each of these segments, plus a discussion of results for the corporate and other segment.

Individual Investments Segment

	Three months ended December 31,
(in millions)	2006	2005	Change
	(Unaudited)	(Unaudited)
Individual variable annuity sales	$1,358.3	$851.0	60%
Individual fixed annuity sales	44.0	32.6	35%
Income product sales	59.2	54.8	8%
Advisory services program sales	42.4	49.2	-14%

Total sales	$1,503.9	$987.6	52%

Net flows	$(513.7)	$(765.5)	33%
Operating revenues	376.2	380.1	-1%
Pre-tax operating earnings	41.5	53.4	-22%

Ending account values	$52,963.6	$51,227.6	3%
Interest spread on average general account values	1.85%	1.95%
Pre-tax operating earnings to average account values	0.32%	0.41%
Return on average allocated capital	10.3%	12.1%

Fourth quarter individual investment segment sales grew 52 percent over the prior year quarter primarily driven by very strong variable annuity sales growth. Variable annuity sales of $1.4 billion represented growth of 60 percent over the same period a year ago and 14 percent over the previous quarter. Growth in variable annuity sales continued to be fueled by the demand for the Company’s competitive suite of living benefit riders, combined with improved marketing and sales support processes.

Net outflows improved 33 percent to $513.7 million from $765.5 million in the fourth quarter a year ago. Variable annuities experienced positive flows for the month of December, helping to drive variable annuity net outflows to the lowest level in more than two years. Fixed annuities continued to experience net outflows due to withdrawals on the aging block of business.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2006 earnings — 6

Pre-tax operating earnings in this segment were $41.5 million compared to $53.4 million in the fourth quarter of the prior year. An increase in asset fees, generated by growth in separate account assets, was more than offset by increased expenses and reduced interest spread income. The increase in non-deferred expenses in the quarter was driven by a combination of investments related to retirement income planning and sales process initiatives.

Interest spread income decreased 19 percent, driven by a combination of the decline in general account assets and lower prepayment penalty income. Included in the interest spread margin in the current quarter were 17 basis points, or $5.5 million, of income from prepayment penalties on commercial mortgage loans and bond call premiums compared to 19 basis points, or $7.2 million, during the fourth quarter of last year.

Retirement Plans Segment

	Three months ended December 31,
(in millions)	2006	2005	Change
	(Unaudited)	(Unaudited)
Private sector sales	$1,954.0	$1,614.6	21%
Public sector sales	981.7	940.3	4%

Total sales	$2,935.7	$2,554.9	15%

Net flows	$782.9	$409.9	91%
Operating revenues	278.3	267.7	4%
Pre-tax operating earnings	44.9	50.0	-10%

Ending account values	$97,418.9	$82,998.5	17%
Interest spread on average general account values	1.82%	1.84%
Pre-tax operating earnings to average account values	0.19%	0.24%
Return on average allocated capital	16.7%	20.2%

Fourth quarter retirement plans segment sales increased 15 percent over the prior year, driven by 21 percent growth in private sector sales, which included 17 percent growth in small case 401(k) plans. Retirement plan net inflows were $782.9 million in the quarter compared to $409.9 million in the same period a year ago. The increase was driven by sales growth in the private sector.

Pre-tax operating earnings were $44.9 million compared to $50.0 million a year ago. Increased net asset based fees were more than offset by increased expenses related to the launch of a simplified sales process and a more competitive product for the small case 401(k) market as well as continued investments in technology and infrastructure.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2006 earnings — 7

Interest spread income decreased 2 percent compared to a year ago, driven by lower prepayment penalty income, partially offset by a reduction in crediting rates. Prepayment income during the quarter was 9 basis points, or $2.5 million, compared to 19 basis points, or $5.2 million, in the fourth quarter of a year ago.

Individual Protection Segment

	Three months ended December 31,
(in millions)	2006	2005	Change
	(Unaudited)	(Unaudited)
Individual investment life first year sales	$33.4	$40.8	-18%
COLI/BOLI first year sales	248.3	35.7	596%
Traditional/universal life first year sales	25.5	30.1	-15%

Total first year sales	$307.2	$106.6	188%

Net flows	$1,109.0	$162.1	584%
Operating revenues	334.8	339.7	-1%
Pre-tax operating earnings	78.4	59.6	32%

Policy reserves	$19,686.8	$17,388.6	13%
Life insurance in-force	$133,312.7	$126,361.1	6%
Pre-tax operating earnings to operating revenues	23.4%	17.5%
Return on average allocated capital	11.6%	9.5%

Total first year individual protection sales were $307.2 million for the quarter, compared to $106.6 million in the prior year. First year sales of traditional and universal life decreased by 15 percent and individual variable life sales by 18 percent compared to the same period a year ago. Corporate and bank-owned life insurance (COLI/BOLI) first year sales were $248.3 million in the quarter compared to $35.7 million a year ago, as a large COLI case closed in the fourth quarter.

Pre-tax operating earnings in the segment increased 32 percent to $78.4 million compared to $59.6 million in the prior year. Earnings in the current quarter reflect a $17.4 million reduction in amortization of deferred acquisition costs (DAC) in the fixed life line of business resulting from the unlocking of mortality assumptions on an older book of universal life business. Excluding this item, earnings were essentially flat as lower non-deferred expenses were offset by marginally higher life benefits.

Interest spread income in the segment was flat this quarter compared to the prior year quarter as lower prepayment penalty income was offset by increased income generated by higher general account assets. Included in the current quarter was 5 basis points, or $1.0 million, of prepayment income versus the year ago quarter level of 17 basis points, or $3.3 million.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2006 earnings — 8

Corporate and Other Segment

Corporate and other segment pre-tax operating earnings were $17.8 million in the fourth quarter of 2006, compared to pre-tax operating earnings of $22.6 million in the fourth quarter of 2005. The decline was driven primarily by costs incurred by the Nationwide Bank during its start up.

Interest spread income for the corporate and other segment increased 4 percent compared to the same quarter a year ago. Current quarter interest spread margin for the MTN business was 111 basis points compared to 128 basis points in the same quarter a year ago. The decrease was driven primarily by increased crediting rates. The company issued $1.2 billion of MTN during the quarter while MTN with an aggregate principal amount of $602.1 million matured.

Capital and Share Repurchase

During the fourth quarter, Nationwide Financial announced that it had reached an agreement with Nationwide Corporation to repurchase $200.0 million of its Class B common stock. This repurchase was completed on December 4, 2006 at a price of $51.88 per share, for a total of 3.9 million shares. Additionally, during the quarter, the company repurchased $26.7 million of Class A common stock in the open market at an average price of $52.17 per share.

For the full year 2006, the Company repurchased a total of $216.3 million of its Class A common stock at an average price per share of $44.93 for a total of 4.8 million shares. Included in the total number of shares repurchased were 2,790,698 shares repurchased under an accelerated share repurchase agreement for $124.3 million at an average price per share of $44.55. As previously mentioned, the Company also purchased $200 million shares of its Class B stock from Nationwide Corporation.

Since its repurchase program began in 2005, the Company has repurchased a total of $467.6 million of its common stock, leaving $32.4 million remaining under the current authorization.

Under its share repurchase program, repurchases of the Company’s common stock in the open market, in block trades or otherwise, and through privately negotiated transactions, are to be made in compliance with all applicable laws and regulations, including the United States Securities and Exchange Commission rules. The program may be superseded or discontinued at any time.

Nationwide Financial’s management will determine the timing, financing and amount of any repurchases based upon its evaluation of market conditions, share price and other factors. As of February 2, 2007, Nationwide Financial had 54,213,313 shares of Class A common stock outstanding and 91,778,717 shares of Class B common stock outstanding.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2006 earnings — 9

During the quarter, Nationwide Financial paid a quarterly dividend of $0.23 per share. For the full year, Nationwide Financial distributed $132.8 million to its shareholders in the form of quarterly cash dividends.

Business Outlook

The information provided below includes certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that are intended to illustrate the sensitivity of the Company’s margins and returns to these factors.

To the extent that equity-market performance varies from levels indicated in this business outlook, the Company’s results will vary accordingly. Additionally, the Company’s ability to meet the indicated outlook is subject to the factors described in the forward-looking information section found on page 11.

The table below outlines the Company’s expectations for full-year sales and earnings drivers and is based on the assumption that the equity markets and the Company’s separate account assets will achieve a return of 1 to 2 percent per quarter during 2007.

Individual Investments Segment
Interest-spread margin	185 -190 bps
Pre-tax operating earnings to average account values	40 - 45 bps
Sales:
Variable annuities	15 -20% growth
Fixed annuities	$ 200m -$300m

Retirement Plans Segment
Interest-spread margin	180 - 185 bps
Pre-tax operating earnings to average account values	23 - 28 bps
Sales:
Private sector	10 -12% growth
Public sector	2 - 4% growth

Individual Protection Segment
Pre-tax operating earnings to operating revenues
Individual protection products	18 - 20%
Investment life	24 - 26%
Fixed life	13 - 15%
First-year sales:
Individual VUL	10% - 12%
COLI	$ 125m -$145m
Fixed life	flat

Corporate and Other Segment
Quarterly pre-tax operating earnings	$20m - $25m

Nationwide Financial
Operating return on average equity	11.0% - 11.3%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2006 earnings — 10

Supplemental Financial Information

More detailed financial information can be found in the Nationwide Financial Statistical Supplement for the fourth quarter of 2006, which is available on the investor relations section of the Company’s Web site at www.nationwide.com.

Earnings Conference Call

Nationwide Financial will host a conference call from 10 a.m. to 11 a.m. EST on Friday, February 9, 2007, to discuss fourth quarter 2006 results. To participate in the call, dial 1-706-679-3234, using Conference ID 5457083 and provide your name and company name to the operator. Please dial into the call 10-15 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available from the investor relations section of our Web site at www.nationwide.com. Anyone unable to participate in the call can listen to a replay starting at 1 p.m. EST time February 9, 2007, through midnight EST February 17, 2007 by dialing 1-706-645-9291, conference ID 5457083. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Investor Conference

Nationwide Financial will be hosting an investment community conference on March 27, 2007, at the Jumeirah Essex House in New York City. At the conference, members of the senior management team will discuss the company’s business strategy, outlook and financial targets. Registration information and conference details will be provided in the near future.

Quiet Period

After the end of each quarter, the Company has a quiet period during which it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the first quarter of 2007, the quiet period will be April 12, 2007 through May 3, 2007.

About Nationwide Financial

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 62.9 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s 2005 Annual Report to Shareholders, 2005 Annual Report on Form 10-K, quarterly statistical supplements and other corporate announcements, please visit the investor relations section of the Company’s Web site at www.nationwide.com.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2006 earnings — 11

Reconciliation of net income to net operating earnings

	Three months ended December 31,
	2006		2005
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$144.7	$0.97	$152.3	$0.99

Net realized gains on investments, hedging instruments and hedged items, net of taxes*	8.5	0.05	2.4	0.02

Adjustment to DAC amortization related to net realized gains and losses, net of taxes	1.0	0.01	0.1	—

Discontinued operations, net of taxes**	—	—	(24.5)	(0.16)
Net income	$154.2	$1.03	$130.3	$0.85

*

Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

**

The results of operations of The 401(k) Company are presented as discontinued operations for both periods. The results of operations of Cap Pro Holding, Inc (Cap Pro), Nationwide Financial Services (Bermuda), Ltd. (NFS Bermuda), and Willliam J. Lynch & Associates, Inc. (TBG Lynch) are presented as discontinued operations for 2005.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 94.4% of the combined voting power of all the outstanding common stock and 62.9% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, the SEC or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements, restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments, and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA), reduction in separate account assets or a reduction in the demand for the Company’s products; (xi) reduction in the value of the Company’s investment portfolio as a result of changes in interest rates and yields in the market as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, affecting the market generally and companies in the Company’s investment portfolio specifically; (xii) general economic and business conditions which are less favorable than expected; (xiii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiv) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xvi) deviations from assumptions regarding future persistency, mortality (including as a result of a pandemic illness, such as Avian Flu), morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; (xvii) adverse litigation results and/or resolution of litigation and/or arbitration or investigation results that could result in monetary damages or impact the manner in which the Company conducts its operations; and (xviii) adverse consequences, including financial and reputation costs, regulatory problems and potential loss of customers resulting from failure to meet privacy regulations and/or protect the Company’s customers’ confidential information.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2006 earnings — 12

Exhibit 1 to Fourth Quarter 2006 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Statements of Income

	Three months ended December 31,		Year ended December 31,
(in millions, except per share data)	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Policy charges	$329.8	$310.4	$1,316.0	$1,241.5
Traditional life insurance and immediate annuity premiums	113.5	107.1	441.5	399.9
Net investment income	571.2	587.7	2,298.5	2,343.9
Net realized gains on investments, hedging instruments and hedged items	16.2	4.6	9.1	20.8
Other income	96.6	84.9	350.4	301.8
Total revenues	1,127.3	1,094.7	4,415.5	4,307.9

Benefits and Expenses:
Interest credited to policyholder account values	344.3	347.7	1,380.3	1,380.9
Life insurance and annuity benefits	170.5	149.9	646.8	574.9
Policyholder dividends on participating policies	21.4	26.9	90.7	107.3
Amortization of deferred policy acquisition costs	108.1	123.5	462.9	480.2
Amortization of value of business acquired	7.4	10.0	46.0	45.0
Interest expense on debt	27.2	27.1	103.7	108.0
Debt extinguishment costs	—	—	—	21.7
Other operating expenses	251.6	220.3	906.2	833.8
Total benefits and expenses	930.5	905.4	3,636.6	3,551.8
Income from continuing operations before federal income tax expense	196.8	189.3	778.9	756.1
Federal income tax expense	42.6	34.5	65.1	132.7
Income from continuing operations	154.2	154.8	713.8	623.4
Discontinued operations, net of taxes	—	(24.5)	—	(24.7)
Net income	$154.2	$130.3	$713.8	$598.7

Earnings from continuing operations per common share:
Basic	$1.04	$1.01	$4.76	$4.08
Diluted	$1.03	$1.01	$4.74	$4.06

Earnings per common share:
Basic	$1.04	$0.85	$4.76	$3.92
Diluted	$1.03	$0.85	$4.74	$3.90

Weighted average common shares outstanding:
Basic	148.7	152.9	149.9	152.9
Diluted	149.8	153.6	150.7	153.6

Cash dividends declared per common share	$0.23	$0.19	$0.92	$0.76

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2006 earnings — 13

Exhibit 2 to Fourth Quarter 2006 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)	December 31, 2006	December 31, 2005
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value
Fixed maturity securities	$28,160.0	$30,106.0
Equity securities	67.6	75.6
Trading assets, at fair value	24.3	34.4
Mortgage loans on real estate, net	8,909.8	9,148.6
Real estate, net	76.7	108.7
Policy loans	966.9	930.6
Other long-term investments	780.1	691.9
Short-term investments, including amounts managed by a related party	2,215.6	2,073.2
Total investments	41,201.0	43,169.0

Cash	20.2	16.4
Accrued investment income	373.8	396.3
Deferred policy acquisition costs	3,851.0	3,685.4
Value of business acquired	392.7	449.7
Goodwill	359.0	364.5
Other assets	2,519.2	2,114.8
Assets held in separate accounts	70,694.7	65,963.8
Total assets	$119,411.6	$116,159.9

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$38,097.8	$39,748.1
Short-term debt	85.2	252.3
Long-term debt	1,398.5	1,398.0
Other liabilities	3,597.1	3,447.3
Liabilities related to separate accounts	70,694.7	65,963.8
Total liabilities	113,873.3	110,809.5

Shareholders’ equity:
Class A common stock	0.7	0.7
Class B common stock	1.0	1.0
Additional paid-in capital	1,762.3	1,670.8
Retained earnings	4,460.3	3,883.1
Accumulated other comprehensive income	31.9	100.7
Treasury stock	(716.3)	(304.2)
Other, net	(1.6)	(1.7)
Total shareholders’ equity	5,538.3	5,350.4
Total liabilities and shareholders’ equity	$119,411.6	$116,159.9

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2006 earnings — 14

Exhibit 3 to Fourth Quarter 2006 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial Services, Inc. (NFS) prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, NFS analyzes operating performance using certain non-GAAP financial measures. The following non-GAAP financial measures appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to include only net realized gains and losses on investments, hedging instruments and hedged items that are related to operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

Operating realized gains and losses include net realized gains and losses on investments, hedging instruments and hedged items that are related to operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

Net operating earnings are calculated by adjusting net income to exclude the following (all net of taxes): non-operating net realized gains and losses on investments, hedging instruments and hedged items; discontinued operations; and the cumulative effect of adoption of accounting principles.

Net operating earnings per common diluted share is calculated by dividing net operating earnings by the number of weighted average common diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income (AOCI).

Book value per common share excluding AOCI is calculated by dividing total shareholders’ equity less AOCI by the number of common shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized gains and losses, net operating earnings, net operating earnings per common diluted share, operating return on average equity, book value per common share excluding AOCI or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding NFS’ overall results of operations, and NFS’ definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized gains and losses, pre-tax operating earnings, net operating earnings, net operating earnings per common diluted share, operating return on average equity and book value per common share excluding AOCI should not be viewed as substitutes for total revenues, net realized gains and losses on investments, hedging instruments and hedged items, income from continuing operations before federal income taxes, net income, earnings per common diluted share, return on average equity and book value per common share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations) from net realized gains and losses on investments, hedging instruments and hedged items, net of taxes, in the calculation of these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles, both net of taxes, from net operating earnings, as such adjustments do not reflect the continuing operations of Nationwide Financial’s business.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2006 earnings — 15

Exhibit 3 to Fourth Quarter 2006 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page eleven of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly forecast realized gains and losses on investments, hedging instruments and hedged items 1 (realized gains and losses). Realized gains and losses represented $ 0.06 per weighted average diluted share in 2006 and ranged from $ 0.14 to ($ 0.60) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues 2

	Three months ended December 31,		Year ended December 31,
(in millions)	2006	2005	2006	2005
Operating revenues	$1,114.3	$1,091.0	$4,416.1	$4,289.7
Net realized gains (losses) on investments, hedging instruments and hedged items [1]	13.0	3.7	(0.6)	18.2
Revenues	$1,127.3	$1,094.7	$4,415.5	$4,307.9

Operating net realized gains to net realized gains (losses) on investments, hedging instruments and hedged items

	Three months ended December 31,		Year ended December 31,
(in millions)	2006	2005	2006	2005
Operating net realized gains	$3.2	$0.9	$9.7	$2.6
Net realized gains (losses) on investments, hedging instruments and hedged items [1]	13.0	3.7	(0.6)	18.2
Net realized gains on investments, hedging instruments and hedged items	$16.2	$4.6	$9.1	$20.8

Pre-tax operating earnings to income from continuing operations before federal income taxes [2]

	Three months ended December 31,		Year ended December 31,
(in millions)	2006 [2]	2005 [2]	2006 [2]	2005 [2]
Pre-tax operating earnings	$182.3	$185.5	$769.8	$738.7
Net realized gains (losses) on investments, hedging instruments and hedged items [1]	13.0	3.7	(0.6)	18.2
Adjustment to amortization related to net realized gains and losses	1.5	0.1	9.7	(0.8)
Income from continuing operations before federal income taxes	$196.8	$189.3	$778.9	$756.1

Net operating earnings to net income and net operating return on average equity to return on average equity [2]

	Three months ended December 31,
	2006			2005
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$144.7	10.5%	10.4%	$152.3	11.7%	11.4%
Net realized gains on investments, hedging instruments and hedged items, net of taxes [1]	8.5	0.6%	0.6%	2.4	0.2%	0.2%
Adjustment to amortization related to net realized gains and losses, net of taxes	1.0	—	—	0.1	—	—
Discontinued operations, net of taxes	—	—	—	(24.5)	(1.9%)	(1.8%)
Net income	$154.2	11.1%	11.0%	$130.3	10.0%	9.8%
Average equity, excluding AOCI	$5,544.5			$5,214.6
Average AOCI	39.8			148.4
Average equity	$5,584.3			$5,363.0

	Year ended December 31,
	2006			2005
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$707.9	13.1%	13.2%	$612.0	12.2%	11.5%
Net realized (losses) gains on investments, hedging instruments and hedged items, net of taxes [1]	(0.4)	—	—	11.9	0.2%	0.2%
Adjustment to amortization related to net realized gains and losses, net of taxes	6.3	0.1%	0.1%	(0.5)	—	—
Discontinued operations, net of taxes	—	—	—	(24.7)	(0.5%)	(0.4%)
Net income	$713.8	13.2%	13.3%	$598.7	11.9%	11.3%
Average equity, excluding AOCI	$5,396.2			$5,035.2
Average AOCI	(19.9)			269.5
Average equity	$5,376.3			$5,304.7

Book value per share excluding AOCI to book value per share
	As of December 31, 2006			As of December 31, 2005
(in millions, except per share data)	Amount		Per share	Amount		Per share
Total equity, excluding AOCI	$5,506.4		$37.72	$5,249.7		$34.42
AOCI	31.9		0.21	100.7		0.66
Total equity	$5,538.3		$37.93	$5,350.4		$35.08
Shares outstanding	146.0			152.5

[1]

Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

[2]

The results of operations of The 401(k) Company are reflected as discontinued operations for 2006 and 2005. The results of operations of Cap Pro, NFSB and TBG Lynch are reflected as discontinued operations for 2005.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com